PRICING SUPPLEMENT dated December 20, 2024

(To Product Supplement No. WF1 dated November 25, 2024,

Underlying Supplement No. ELN-1 dated November 25, 2024,

Prospectus Supplement dated May 26, 2022

and Prospectus dated May 26, 2022)

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-264388
Bank of Montreal Senior Medium-Term Notes, Series I Equity Index Linked Securities

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

■	Linked to the lowest performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index (each referred to as an “Underlier”)
■	Unlike ordinary debt securities, the securities do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call prior to stated maturity upon the terms described below. Whether the securities are automatically called prior to stated maturity and, if they are not automatically called, whether you receive the face amount of your securities at stated maturity, will depend, in each case, on the closing value of the lowest performing Underlier on the relevant call date or the final calculation day, as applicable. The lowest performing Underlier on any call date and on the final calculation day is the Underlier that has the lowest closing value on that date as a percentage of its starting value
■	Quarterly Coupon. The securities will pay a fixed coupon on a quarterly basis, until the earlier of stated maturity or automatic call, at a per annum rate that is 5.70% per annum
■	Automatic Call. If the closing value of the lowest performing Underlier on any of the quarterly call dates beginning approximately one year after issuance is greater than or equal to its starting value, the securities will be automatically called for the face amount plus a final coupon payment
■	Potential Loss of Principal. If the securities are not automatically called prior to stated maturity, you will receive the face amount at stated maturity if, and only if, the closing value of the lowest performing Underlier on the final calculation day is greater than or equal to its threshold value. If the closing value of the lowest performing Underlier on the final calculation day is less than its threshold value, you will lose more than 30%, and possibly all, of the face amount of your securities

■ The threshold value for each Underlier is equal to 70% of its starting value

■	If the securities are not automatically called prior to stated maturity, you will have full downside exposure to the lowest performing Underlier from its starting value if its closing value on the final calculation day is less than its threshold value, but you will not participate in any appreciation of any Underlier and will not receive any dividends on the securities included in any Underlier
■	If the securities are not automatically called prior to stated maturity, the maturity payment amount will depend solely on the performance of the Underlier that is the lowest performing Underlier on the final calculation day. You will not benefit in any way from the performance of the better performing Underliers. Therefore, the maturity payment amount will be adversely affected if any Underlier performs poorly, even if the other Underliers perform favorably
■	All payments on the securities are subject to our credit risk, and you will have no ability to pursue any securities included in any Underlier for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No exchange listing; designed to be held to maturity or automatic call

On the date of this pricing supplement, the estimated initial value of the securities is $951.36 per security. As discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS- 10 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-2 of the prospectus supplement and page 8 of the prospectus.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

The securities are not bail-inable notes and are not subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$25.75	$974.25
Total	$2,317,000.00	$59,662.75	$2,257,337.25
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.
(2)	In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $4.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

Terms of the Securities

Issuer:	Bank of Montreal.
The Market Measures (each referred to as an “Underlier,” and collectively as the “Underliers”), Bloomberg ticker symbols, starting values and threshold values are set forth in the table below.
Market Measures:	Market Measure	Bloomberg Ticker Symbol	Starting Value(1)	Threshold Value(3)
	The Nasdaq-100 Index®	NDX	21,289.15	14,902.405
	The Russell 2000® Index	RTY	2,242.370	1,569.659
	The S&P 500® Index	SPX	5,930.85	4,151.595
(1) With respect to each Underlier, its closing value on the pricing date. (2) With respect to each Underlier, 70% of its starting value.
Pricing Date:	December 20, 2024.
Issue Date:	December 26, 2024.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Coupon Payments:	The coupon payment is a fixed amount payable quarterly on each coupon payment date at a per annum rate equal to the coupon rate. Each “coupon payment” will be calculated per security as follows: ($1,000 × coupon rate)/4. Each coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.
Coupon Payment Dates:	March 25, 2025, June 25, 2025, September 25, 2025, December 26, 2025, March 25, 2026, June 25, 2026, September 24, 2026, December 24, 2026, March 25, 2027, June 24, 2027, September 23, 2027, December 23, 2027, March 23, 2028, June 23, 2028, September 25, 2028, and the Stated Maturity Date, unless called earlier, provided that if a call date is postponed, as described under “—Market Disruption Events and Postponement Provisions” below, the coupon payment to be made on the coupon payment date immediately following that originally scheduled call date will be made on the date that is three business days after that call date as postponed. If any coupon payment is made on a day after the scheduled coupon payment date, interest on that payment will not accrue during the period from and after the scheduled coupon payment date.
Coupon Rate:	The “coupon rate” is 5.70% per annum.
Call Dates:	Quarterly, on the 20th day of each March, June, September and December, commencing December 2025 and ending September 2028, each subject to postponement as described below under “— Market Disruption Events and Postponement Provisions.”
Final Calculation Day:	December 20, 2028, subject to postponement as described below under “— Market Disruption Events and Postponement Provisions.”
Automatic Call:

If the closing value of the lowest performing Underlier on any call date is greater than or equal to its starting value, the securities will be automatically called, and on the related call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final coupon payment.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Settlement Date:	Three business days after the applicable call date (as each such date may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable).
Stated Maturity Date:	December 26, 2028, subject to postponement. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.

PRS-2

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

Maturity Payment Amount:

If the securities are not automatically called prior to the stated maturity date, you will be entitled to receive on the stated maturity date a cash payment per security in U.S. dollars equal to the maturity payment amount (in addition to a final coupon payment). The “maturity payment amount” per security will equal:

•   if the ending value of the lowest performing Underlier on the final calculation day is greater than or equal to its threshold value: $1,000; or

•   if the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value:

$1,000 × performance factor of the lowest performing Underlier on the final calculation day

If the securities are not automatically called prior to stated maturity and the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value, you will lose more than 30%, and possibly all, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of the coupon payments. You will not participate in any appreciation of any Underlier, but you will have full downside exposure to the lowest performing Underlier on the final calculation day if the ending value of that Underlier is less than its threshold value.

Lowest Performing Underlier:	For any call date and for the final calculation day, the “lowest performing Underlier” will be the Underlier with the lowest performance factor on that date.
Performance Factor:	With respect to an Underlier on any call date and on the final calculation day, its closing value on such date divided by its starting value (expressed as a percentage).
Closing Value:	With respect to each Underlier, closing value has the meaning assigned to “closing level” set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Certain Definitions” in the accompanying product supplement.
Ending Value:	The “ending value” of an Underlier will be its closing value on the final calculation day.
Market Disruption Events and Postponement Provisions:

Each call date and the final calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation days, the call settlement dates and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each call date and the final calculation day is a “calculation day,” and each coupon payment date, each call settlement date and the stated maturity date is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”)
Material Tax Consequences:	For a discussion of material U.S. federal income tax consequences and Canadian federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Income Tax Considerations” below and the sections of the product supplement entitled “United States Federal Income Tax Considerations” and “Canadian Federal Income Tax Consequences.”

PRS-3

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. The agent will receive an agent discount of up to $25.75 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $20.00 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent discount that it receives to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $4.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06376CLA2

PRS-4

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

Additional Information About the Issuer and the Securities

You should read this pricing supplement together with product supplement no. WF1 dated November 25, 2024, underlying supplement no. ELN-1 dated November 25, 2024, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022 for additional information about the securities. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, underlying supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated November 25, 2024:

https://www.sec.gov/Archives/edgar/data/927971/000121465924019574/g1121240424b2.htm

•	Underlying Supplement No. ELN-1 dated November 25, 2024:

https://www.sec.gov/Archives/edgar/data/927971/000121465924019577/p116241424b2.htm

•	Prospectus Supplement and Prospectus dated May 26, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000119312522160519/d269549d424b5.htm

PRS-5

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

Estimated Value of the Securities

Our estimated initial value of the securities on the date of this pricing supplement, which is set forth on the cover page of this pricing supplement, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities on the pricing date was determined based on market conditions at that time.

For more information about the estimated initial value of the securities, see “Selected Risk Considerations” below.

PRS-6

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	seek an investment with fixed coupon payments at a rate equal to the coupon rate until the earlier of stated maturity or automatic call;

▪	understand that if the securities are not automatically called prior to the stated maturity date and the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value, they will be fully exposed to the decline in the lowest performing Underlier from its starting value and will lose a significant portion, and possibly all, of the face amount of the securities at stated maturity;

▪	understand that the securities may be automatically called prior to stated maturity and that the term of the securities may be reduced;

▪	understand that, if the securities are not automatically called prior to stated maturity, the maturity payment amount will depend solely on the performance of the Underlier that is the lowest performing Underlier on the final calculation day and that they will not benefit in any way from the performance of the better performing Underliers;

▪	understand that the securities are riskier than alternative investments linked to only one of the Underliers or linked to a basket composed of each Underlier;

▪	understand and are willing to accept the full downside risks of each Underlier;

▪	are willing to forgo participation in any appreciation of any Underlier and dividends on the securities included in the Underliers; and

▪	are willing to hold the securities until maturity or automatic call.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity or automatic call;

▪	require full payment of the face amount of the securities at stated maturity;

▪	seek a security with a fixed term;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;

▪	are unwilling to accept the risk that the closing value of the lowest performing Underlier on the final calculation day may be less than its threshold value;

▪	seek exposure to the upside performance of any or each Underlier;

▪	seek exposure to a basket composed of each Underlier or a similar investment in which the maturity payment amount is based on a blend of the performances of the Underliers, rather than solely on the lowest performing Underlier;

▪	are unwilling to accept the risk of exposure to the Underliers;

▪	are unwilling to accept the credit risk of Bank of Montreal; or

▪	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Underliers, please see the sections titled “The Nasdaq-100 Index®,” “The Russell 2000® Index” and “The S&P 500® Index” below.

PRS-7

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

Determining Payment At Maturity

If the securities have not been automatically called prior to the stated maturity date, then at maturity you will receive (in addition to a final coupon payment) a cash payment per security (the maturity payment amount) calculated as follows:

Step 1: Determine which Underlier is the lowest performing Underlier on the final calculation day. The lowest performing Underlier on the final calculation day is the Underlier that has the lowest performance factor on the final calculation day. The performance factor of an Underlier on the final calculation day is its ending value as a percentage of its starting value (i.e., its ending value divided by its starting value).

Step 2: Calculate the maturity payment amount based on the ending value of the lowest performing Underlier on the final calculation day, as follows:

PRS-8

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

Hypothetical Payout Profile

The following profile illustrates the potential maturity payment amount on the securities (excluding the final coupon payment) for a range of hypothetical performances of the lowest performing Underlier on the final calculation day from its starting value to its ending value, assuming the securities have not been automatically called prior to the stated maturity date. As this profile illustrates, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the coupon payments received during the term of the securities. This graph has been prepared for purposes of illustration only. Your actual maturity payment amount will depend on whether the securities are automatically called, the actual ending value of the lowest performing Underlier on the final calculation day and whether you hold your securities to stated maturity. The performance of the better performing Underliers is not relevant to the maturity payment amount.

PRS-9

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement and prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Securities Generally

If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

We will not repay you a fixed amount on the securities at stated maturity. If the securities are not automatically called prior to stated maturity, you will receive a maturity payment amount that will be equal to or less than the face amount, depending on the ending value of the lowest performing Underlier on the final calculation day.

If the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value, the maturity payment amount will be reduced by an amount equal to the decline in the value of the lowest performing Underlier from its starting value (expressed as a percentage of its starting value). The threshold value for each Underlier is 70% of its starting value. For example, if the securities are not automatically called and the lowest performing Underlier on the final calculation day has declined by 30.1% from its starting value to its ending value, you will not receive any benefit of the contingent downside protection feature and you will lose 30.1% of the face amount. As a result, you will not receive any protection if the value of the lowest performing Underlier on the final calculation day declines significantly and you may lose some, and possibly all, of the face amount at stated maturity, even if the value of the lowest performing Underlier is greater than or equal to its starting value or its threshold value at certain times during the term of the securities.

The Securities Are Subject To The Full Risks Of Each Underlier And The Maturity Payment Amount Will Be Negatively Affected If Any Underlier Performs Poorly, Even If The Other Underliers Perform Favorably.

You are subject to the full risks of each Underlier. If any Underlier performs poorly, the maturity payment amount will be negatively affected, even if the other Underliers perform favorably. The securities are not linked to a basket composed of the Underliers, where the better performance of some Underliers could offset the poor performance of others. Instead, you are subject to the full risks of whichever Underlier is the lowest performing Underlier on the final calculation day. As a result, the securities are riskier than an alternative investment linked to only one of the Underliers or linked to a basket composed of each Underlier. You should not invest in the securities unless you understand and are willing to accept the full downside risks of each Underlier.

If The Securities Are Not Called Prior To Stated Maturity, The Maturity Payment Amount Will Depend Solely On The Performance Of The Underlier That Is The Lowest Performing Underlier On The Final Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underliers.

If the securities are not automatically called prior to stated maturity, the maturity payment amount will depend solely on the performance of the Underlier that is the lowest performing Underlier on the final calculation day. Although it is necessary for each Underlier to close at or above its respective threshold value on the final calculation day in order for you to receive the face amount of your securities at maturity, you will not benefit in any way from the performance of the better performing Underliers. The securities may underperform an alternative investment linked to a basket composed of the Underliers, since in such case the performance of the better performing Underliers would be blended with the performance of the lowest performing Underlier, resulting in a potentially greater maturity payment amount than the maturity payment amount based on the lowest performing Underlier alone.

You Will Be Subject To Risks Resulting From The Relationship Among The Underliers.

It is preferable from your perspective for the Underliers to be correlated with each other so that their values will tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the Underliers will not exhibit this relationship. The less correlated the Underliers, the more likely it is that the ending value of one of the Underliers will be below its threshold value on the final calculation day. All that is necessary for the maturity payment amount to be less than the face amount of the securities is for one of the Underliers to close below its threshold value on the final calculation day; the performance of the better performing Underliers is not relevant to the maturity payment amount. It is impossible to predict what the relationship among the Underliers will be over the term of the securities. To the extent the Underliers represent a different equity market, such equity markets may not perform similarly over the term of the securities.

You May Be Fully Exposed To The Decline In The Lowest Performing Underlier On The Final Calculation Day From Its Starting Value, But Will Not Participate In Any Positive Performance Of Any Underlier.

Even though you will be fully exposed to a decline in the value of the lowest performing Underlier on the final calculation day if its ending value is below its threshold value, you will not participate in any increase in the value of any Underlier over the term of the securities. Your maximum possible return on the securities will be limited to the sum of the coupon payments paid on the securities. Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the value of any or each Underlier.

PRS-10

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

Higher Coupon Rates Are Associated With Greater Risk.

The securities offer coupon payments at a higher rate than the rate we would pay on conventional debt securities of the same maturity. These higher coupon payments are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that you may lose a substantial portion, and possibly all, of the face amount at maturity. The volatility of the Underliers and the correlation among the Underliers are important factors affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the value of an Underlier, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Correlation is a measurement of the extent to which the values of the Underliers tend to fluctuate at the same time, in the same direction and in similar magnitudes. Greater expected volatility of the Underliers or lower expected correlation among the Underliers as of the pricing date may result in a higher coupon rate, but it also represents a greater expected likelihood as of the pricing date that the closing value of at least one Underlier will be less than its threshold value on the final calculation day such that you will lose a substantial portion, and possibly all, of the face amount at maturity. In general, the higher the coupon rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will lose a substantial portion, and possibly all, of the face amount at maturity.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called, the term of the securities may be reduced. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue any securities included in any Underlier for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors, and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities.

The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

The final calculation day will be postponed if the originally scheduled final calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the final calculation day. If such a postponement occurs, the stated maturity date may be postponed. For additional information, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities may exceed our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs will include any agent discount and selling concessions and the cost of hedging our obligations under the securities through one or more hedge counterparties (which may be one or more of our affiliates or an agent or its affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

PRS-11

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility and correlation of the Underliers, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors discussed in the next risk factor. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 4-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 4-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current value of each Underlier, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Underliers; interest rates; volatility of the Underliers; correlation among the Underliers; time remaining to maturity; and dividend yields on the securities included in the Underliers. When we refer to the “value” of your securities, we mean the value you could receive for your securities if you are able to sell them in the open market before the stated maturity date.

In addition to these factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. The value of the securities will also be limited by the automatic call feature because if the securities are automatically called, you will not receive the coupon payments that would have accrued had the securities been called on a later call date or held until the stated maturity date. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the value of any or all of the Underliers. Because numerous factors are expected to affect the value of the securities, changes in the values of the Underliers may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

PRS-12

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

Risks Relating To The Underliers

The Maturity Payment Amount And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underliers And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Underliers. Investing in the securities is not equivalent to investing in the Underliers. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the securities included in each Underlier for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the securities, you will not have any voting rights or any other rights that holders of the securities included in the Underliers would have.

•	Historical Values Of The Underliers Should Not Be Taken As An Indication Of The Future Performance Of The Underliers During The Term Of The Securities.

•	Changes That Affect The Underliers May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Underliers.

•	We And Our Affiliates Have No Affiliation With Any Underlier Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

The Securities Are Subject To Risks Relating To Non-U.S. Securities With Respect To The Nasdaq-100 Index®.

Because some of the equity securities composing the Nasdaq-100 Index® are issued by non-U.S. issuers, an investment in the securities involves risks associated with the home countries of those issuers. The prices of securities of non-U.S. companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

The Securities Are Subject To Small-Capitalization Companies Risk With Respect To The Russell 2000® Index.

The Russell 2000® Index tracks securities issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the value of the Russell 2000® Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded and may be less attractive to many investors if they do not pay dividends. In addition, small-capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events,” “—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and BMOCM’s determinations as calculation agent may adversely affect your return on the securities.

PRS-13

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the values of the Underliers.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Underliers may adversely affect the values of the Underliers.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the Underliers.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the Underliers.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or other fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-14

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

Hypothetical Returns

If the securities are automatically called:

If the securities are automatically called prior to stated maturity, you will receive the face amount of your securities plus a final coupon payment on the call settlement date. In the event the securities are automatically called, your total return on the securities will equal the coupon payments received prior to the call settlement date and the coupon payment received on the call settlement date.

If the securities are not automatically called:

If the securities are not automatically called prior to stated maturity, the following table illustrates, for a range of hypothetical performance factors of the lowest performing Underlier on the final calculation day, the hypothetical maturity payment amount payable at stated maturity per security (excluding the final coupon payment). The performance factor of the lowest performing Underlier on the final calculation day is its ending value expressed as a percentage of its starting value (i.e., its ending value divided by its starting value).

Hypothetical Performance Factor of Lowest Performing Underlier on Final Calculation Day	Hypothetical Maturity Payment Amount per Security
175.00%	$1,000.00
160.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
80.00%	$1,000.00
70.00%	$1,000.00
69.00%	$690.00
60.00%	$600.00
50.00%	$500.00
40.00%	$400.00
30.00%	$300.00
25.00%	$250.00
0.00%	$0.00

The above figures do not take into account the coupon payments received during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the coupon payments received during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are not automatically called prior to the stated maturity date, the actual amount you will receive at stated maturity will depend on the actual ending value of the lowest performing Underlier on the final calculation day. The performance of the better performing Underliers is not relevant to the maturity payment amount.

PRS-15

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

Hypothetical Payment at Stated Maturity

Set forth below are examples of calculations of the maturity payment amount payable at stated maturity, assuming that the securities have not been automatically called prior to the stated maturity date and assuming the hypothetical starting value, threshold value and ending values for each Underlier indicated in the examples. The terms used for purposes of these hypothetical examples do not represent any actual starting value or threshold value. The hypothetical starting value of 100.00 for each Underlier has been chosen for illustrative purposes only and does not represent the actual starting value for any Underlier. The actual starting value and threshold value for each Underlier are set forth under “Terms of the Securities” above. For actual historical data of the Underliers, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The ending value of the lowest performing Underlier on the final calculation day is greater than its starting value. As a result, the maturity payment amount is equal to the face amount of your securities:

	Nasdaq-100 Index®	Russell 2000® Index	S&P 500® Index
Hypothetical starting value:	100.00	100.00	100.00
Hypothetical ending value:	135.00	145.00	125.00
Hypothetical threshold value:	70.00	70.00	70.00
Performance factor:	135.00%	145.00%	125.00%

Step 1: Determine which Underlier is the lowest performing Underlier on the final calculation day.

In this example, the S&P 500® Index has the lowest performance factor and is, therefore, the lowest performing Underlier on the final calculation day.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Underlier on the final calculation day.

Since the hypothetical ending value of the lowest performing Underlier on the final calculation day is greater than its hypothetical threshold value, the maturity payment amount would equal the face amount. Although the hypothetical ending value of the lowest performing Underlier on the final calculation day is significantly greater than its hypothetical starting value in this scenario, the maturity payment amount will not exceed the face amount.

In addition to the coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as a final coupon payment.

Example 2. The ending value of the lowest performing Underlier on the final calculation day is less than its starting value but greater than its threshold value. As a result, the maturity payment amount is equal to the face amount of your securities:

	Nasdaq-100 Index®	Russell 2000® Index	S&P 500® Index
Hypothetical starting value:	100.00	100.00	100.00
Hypothetical ending value:	80.00	115.00	110.00
Hypothetical threshold value:	70.00	70.00	70.00
Performance factor:	80.00%	115.00%	110.00%

Step 1: Determine which Underlier is the lowest performing Underlier on the final calculation day.

In this example, the Nasdaq-100 Index® has the lowest performance factor and is, therefore, the lowest performing Underlier on the final calculation day.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Underlier on the final calculation day.

Since the hypothetical ending value of the lowest performing Underlier on the final calculation day is less than its hypothetical starting value, but not by more than 30%, you would receive the face amount of your securities at maturity.

In addition to the coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as a final coupon payment.

PRS-16

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

Example 3. The ending value of the lowest performing Underlier on the final calculation day is less than its threshold value. As a result, the maturity payment amount is less than the face amount of your securities:

	Nasdaq-100 Index®	Russell 2000® Index	S&P 500® Index
Hypothetical starting value:	100.00	100.00	100.00
Hypothetical ending value:	90.00	45.00	80.00
Hypothetical threshold value:	70.00	70.00	70.00
Performance factor:	90.00%	45.00%	80.00%

Step 1: Determine which Underlier is the lowest performing Underlier on the final calculation day.

In this example, the Russell 2000® Index has the lowest performance factor and is, therefore, the lowest performing Underlier on the final calculation day.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Underlier on the final calculation day.

Since the hypothetical ending value of the lowest performing Underlier on the final calculation day is less than its hypothetical starting value by more than 30%, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to $450.00 per security, calculated as follows:

= $1,000 × performance factor of the lowest performing Underlier on the final calculation day

= $1,000 × 45.00%

= $450.00

In addition to the coupon payments received during the term of the securities, on the stated maturity date you would receive $450.00 per security as well as a final coupon payment.

These examples illustrate that you will not participate in any appreciation of any Underlier, but will be fully exposed to a decrease in the lowest performing Underlier if the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value, even if the ending values of the other Underliers have appreciated or have not declined below their respective threshold value.

To the extent that the starting value, threshold value, and ending value of the lowest performing Underlier differ from the values assumed above, the results indicated above would be different.

PRS-17

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

The Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For more information about the Nasdaq-100 Index®, see “Description of Indices—The Nasdaq-100 Index®” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the Nasdaq-100 Index® in the graph below from Bloomberg Finance L.P. (“Bloomberg”), without independent verification.

The following graph sets forth daily closing levels of the Nasdaq-100 Index® for the period from January 2, 2019 to December 20, 2024. The closing level on December 20, 2024 was 21,289.15. The historical performance of Nasdaq-100 Index® should not be taken as an indication of its future performance during the term of the securities.

PRS-18

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

The Russell 2000® Index

The Russell 2000® Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the Russell 2000® Index, see “Description of Indices—The Russell Indices” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the Russell 2000® Index in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing levels of the Russell 2000® Index for the period from January 2, 2019 to December 20, 2024, 2024. The closing level on December 20, 2024 was 2,242.370. The historical performance of the Russell 2000® Index should not be taken as an indication of its future performance during the term of the securities.

PRS-19

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

The S&P 500® Index

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the S&P 500® Index, see “Description of Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the S&P 500® Index in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing levels of the S&P 500® Index for the period from January 2, 2019 to December 20, 2024. The closing levels on December 20, 2024 was 5,930.85. The historical performance of the S&P 500® Index should not be taken as an indication of its future performance during the term of the securities.

PRS-20

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

United States Federal Income Tax Considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a put option (the “Put Option”) written by you with respect to the Underliers, secured by a cash deposit equal to the stated face amount of the security (the “Deposit”) for U.S. federal income tax purposes. Assuming this treatment of the securities is respected, the tax consequences are as outlined in the discussion under “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Put Options and Deposits” in the accompanying product supplement.

Assuming the treatment of a security as a Put Option and a Deposit is respected, a portion of each coupon paid with respect to the securities will be attributable to interest on the Deposit, and the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). Amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account until retirement (including an early redemption) or an earlier taxable disposition. Consistent with the position described above, below are the portions of each coupon payment that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:

Coupon Rate per Annum	Interest on Deposit per Annum	Put Premium per Annum
5.70%	5.17%	0.53%

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors, might be materially and adversely affected. For example, under one alternative characterization the securities may be treated as contingent payment debt instruments, which would require U.S. investors to accrue income periodically based on a “comparable yield” and generally would require non-U.S. investors to certify their non-U.S. status on an IRS Form W-8 to avoid a 30% (or a lower treaty rate) U.S. withholding tax. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement, Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) generally impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“underlying securities”), as defined under the applicable Treasury regulations, or indices that include underlying securities. Section 871(m) generally applies to financial instruments that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations. Pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any underlying security. Based on our determination that the securities do not have a delta of one with respect to any underlying security, the securities should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an underlying security. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “United States Federal Income Tax Considerations” in the accompanying product supplement and consult their tax advisors regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-21

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due December 26, 2028

Validity of the Securities

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank of Montreal in conformity with the indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities, the securities will have been validly executed, authenticated, issued and delivered, to the extent that validity of the securities is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Bank of Montreal, subject to the following limitations (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the trustees’ authorization, execution and delivery of the indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated May 26, 2022, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated May 26, 2022.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank of Montreal, when the securities offered by this pricing supplement have been issued by the Bank of Montreal pursuant to the indenture, the trustee has made the appropriate entries or notations to the master global note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Bank of Montreal, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law; or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel for the Bank of Montreal, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated November 20, 2024, which has been filed as an exhibit to Bank of Montreal’s report on Form 6-K filed with the SEC on November 20, 2024.

PRS-22